EXHIBIT 99.1

ICU Medical, Inc. Enters First-Ever Agreement With Leading Healthcare Purchasing Network, Premier, Inc.

New Agreement Expands ICU Medical's Potential North American Distribution by 40% Through 2,000 Additional Hospitals and Over 50,000 Alternative Healthcare Sites

SAN CLEMENTE, Calif., Aug. 13, 2008 (PRIME NEWSWIRE) -- ICU Medical, Inc., (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors, custom medical products and critical care devices, on August 7, 2008, entered into a five-year agreement with Premier, Inc., operator of one of the nation's largest healthcare purchasing networks.

Under the terms of the agreement, ICU Medical will offer Premier its complete line of market leading CLAVE and MicroClave needleless I.V. systems, its valued custom I.V. Set program, and ICU's line of "Safe Handling" oncology products. This new line of oncology products is the only system which protects healthcare providers, patients, and the environment from exposure and complications related to exposure throughout the whole oncology drug therapy process.

About Premier, Inc.

Premier, Inc. is a 2006 Malcolm Baldrige National Quality Award recipient. Serving more than 2,000 U.S. hospitals and over 50,000 other healthcare sites, the Premier healthcare alliance and its members are transforming healthcare together. Owned by not-for-profit hospitals, Premier operates one of the leading healthcare purchasing networks and the nation's most comprehensive repository of hospital clinical and financial information. A world leader in helping healthcare providers deliver dramatic improvements in care, Premier is working with the United Kingdom's National Health Service North West and the Centers for Medicare and Medicaid Services to improve hospital performance. Headquartered in San Diego, Premier has offices in Charlotte, N.C., Philadelphia and Washington. For more information, visit www.premierinc.com.

About ICU Medical, Inc.

ICU Medical, Inc. (Nasdaq:ICUI) is a leader in the development, manufacture and sale of proprietary, disposable medical connection systems for use in vascular therapy applications. Our devices are designed to protect patients from catheter related bloodstream infections and healthcare workers from exposure to infectious diseases through accidental needle sticks. We are also a leader in the production of custom I.V. systems and we incorporate our proprietary products into many of those custom I.V. systems. For more information, visit www.icumed.com.

The foregoing statement concerning Management's expectation with respect to future results is a forward-looking statement based upon the best information currently available to Management and assumptions Management believes are reasonable, but Management does not intend the statement to be a representation as to future results. Future results are subject to risks and uncertainties, including the risk factors described in the Company's filings with the Securities and Exchange Commission, which include those in the Form 10-K for the year ended December 31, 2007 and 10Q for the quarter ended June 30, 2008. Actual results in the future may differ materially from Management's current expectations.

CONTACT:  ICU Medical, Inc.
          Scott Lamb, Chief Financial Officer
          (949) 366-2183

          ICR, Inc.
          John F. Mills, Senior Managing Director
          (310) 954-1100